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                                                        Arthur Andersen





CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and Trustees of
Pioneer High Yield Fund

As independent public accountants, we hereby consent to the use of our report on Pioneer High Yield Fund dated December 5, 2000 (and to all references to our firm) included in or made a part of Pioneer High Yield Fund's Post-Effective Amendment No. 1 and Amendment No. 2 to Registration Statement File Nos. 333-90789 and 811-09685, respectively.


                                        /s/ Arthur Andersen LLP
Boston, Massachusetts
February 26, 2001

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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement of Pioneer High Yield Fund on Form N-1A of our report dated December 17, 1999, relating to the statement of changes in net assets and the financial highlights of Third Avenue High Yield Fund (the predecessor to Pioneer High Yield Fund), which appears in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
February 27, 2001


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                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Trustees and Shareholders of
Third Avenue Trust - Third Avenue High Yield Fund

In our opinion, the accompanying statement of changes in net assets and the financial highlights present fairly, in all material respects, the changes in net assets of Third Avenue High Yield Fund (the "Fund", one of the four series comprising Third Avenue Trust at October 31, 1999) for the year ended October 31, 1999 and its financial highlights for the year ended October 31, 1999 and for the period from February 12, 1998 (commencement of operations) through October 31, 1998 in conformity with accounting principles generally accepted in the United States of America. This statement of changes in net assets and the financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As more fully described in Note 1 to the financial statements, the Fund has entered into an Agreement and Plan of Reorganization between the Fund and Pioneer High Yield Fund. The consummation of this transaction is subject to, among other things, approval by the Fund's shareholders of the Agreement and Plan of Reorganization.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
December 17, 1999